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                                                                  EXHIBIT 23(E)4

                   AMENDED AND RESTATED DISTRIBUTION AGREEMENT

              This Distribution Agreement ("Agreement") is made this 27 day of November, 1997 and amended as of September 22, 2000, by and between Monument Series Fund, a Delaware business trust (the "Fund"), on behalf of each of its Series (as defined below), and Monument Distributors, Inc., a Maryland corporation ("Distributors") (collectively, the "Parties").

           WHEREAS, the Fund is organized and intends to operate as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended, (the "Act"), and will register shares of each Series (defined below) under the Securities Act of 1933 ("1933 Act"), to the extent required thereby, on Form N-1A (collectively, "Registration Statement"); and

           WHEREAS, the Board of Trustees of the Fund ("Board") has established and authorized the issuance of the shares of the series listed on Schedule A hereto (each, a "Series" and collectively, the "Series"), as the same may be amended from time to time by mutual written agreement of the Parties ("Schedule A"); and

           WHEREAS, Distributors desires to act as the exclusive principal underwriter, and the distributor, of the shares of each Series; and

           WHEREAS, Distributors will be a broker-dealer registered under the Securities Exchange Act of 1934 ("1934 Act") and a member of the National Association of Securities Dealers, Inc. ("NASD") prior to engaging in any act as the exclusive principal underwriter, and the distributor, of the shares of each Series;

           WHEREAS, the Fund has entered into a Custody and Investment Accounting Agreement, a Transfer Agency and Service Agreement, and an Administration Agreement with other entities pursuant to which these entities have agreed to provide a range of services to the Fund and each Series thereof; and

           WHEREAS, this contract has been approved by the Trustees of the Fund in anticipation of the Distributor's transfer of its rights to receive the Distribution Fee (as defined in the Distribution and Servicing Plan for Class B Shares attached hereto as Exhibit A) and/or contingent deferred sales charges to a financing party in order to raise funds to cover distribution expenditures:


           NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.         APPOINTMENT AND OBLIGATION OF UNDERWRITER.

The Fund, on behalf of each Series, hereby appoints Distributors as the exclusive principal underwriter, and the distributor, for the sale of the shares of each Series (except for sales made


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directly by the Fund without sales charge), effective upon Distributors'
approval for membership in the NASD, and Distributors hereby accepts such appointment, effective at such time.

Distributors shall be obligated to perform the services for the Fund as described in this Agreement, and, to the extent necessary or appropriate, shall do so in coordination with service agreements entered into by the Fund with other entities, such as, for example, the Fund's Custody and Investment Accounting Agreement, Transfer Agency and Service Agreement, and Administration Agreement.


2.         SALE OF SERIES SHARES.

2.1 AVAILABILITY OF SHARES. The Fund, on behalf of each Series, agrees to deliver such shares as Distributors may sell, in accordance with the terms and conditions set forth herein and the disclosure in the Fund's Registration Statement.

2.2 BEST EFFORTS. Distributors agrees to use its best efforts to promote the sale of each Series' shares, but is not obligated to sell any specific number of shares.

2.3        REJECTION OR SUSPENSION OF SALES; CORPORATE ACTIONS.

           Notwithstanding anything herein to the contrary:

           (a) Distributors may temporarily suspend its efforts to effectuate sales of any Series at any time when in its opinion no sales should be made because of market or other economic considerations or abnormal circumstances of any kind; and

           (b) the Board may, at any time, reject for any reason any order to purchase shares of any Series. In addition, the Board may suspend or terminate the offering of shares of any Series, if such action is required by law, judicial order, or by regulatory authorities having jurisdiction, or if the Board, in its sole discretion, acting in good faith and in light of its fiduciary duties under applicable law, determines that such action is in the best interests of the shareholders of that Series. Further, the Fund reserves the right at all times to take any corporate actions, including, but not limited to, the dissolution, merger, and sale of the assets of each Series, solely upon the authorization of its Board.

2.4 OFFERING PRICE. Distributors shall offer the shares of each Series for sale at the net asset value per share plus a sales charge, if any, all as described in the Fund's then effective prospectus and statement of additional information, as each may be amended or supplemented from time to time (collectively, "Prospectus," unless the context otherwise requires). On each business day on which the Fund is required by Rule 22c-1 under the Act to calculate the net asset value per share of each Series ("Business Day"), the Fund shall furnish, or cause to be furnished, to Distributors each Series' then current net asset value per share.

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2.5        MANNER OF OFFERING. Distributors shall offer the shares of each
           Series for sale in the manner described in the Fund's Prospectus, and only in those jurisdictions where they have been properly registered or qualified, or are exempt from registration.

2.6 SALES COMMISSIONS. Distributors shall be entitled to a commission on the sale of the shares of each Series in accordance with Schedule A.

           (a) PAYMENTS TO DISTRIBUTORS' TRANSFEREES. The Distributor may transfer the right to payments hereunder (but not its obligations hereunder) in order to raise funds to cover distribution expenditures, and any such transfer shall be effective upon written notice from Distributors to the Fund. In connection with the foregoing, the Fund is authorized to pay all or a part of the Distribution Fee and or contingent deferred sales charges in respect of Class B shares directly to such transferee as directed by Distributors.

           (b) CHANGES IN COMPUTATION OF FEE, ETC. As long as the Class B Distribution and Service Plan is in effect, the Fund shall not change the manner in which the Distribution Fee is computed (except as may be required by a change in applicable law or a change in accounting policy adopted by the Investment Companies Committee of the AICPA and approved by FASB that results a determination by the Fund's independent accountants that any of the Sales Charges in respect of such Fund, which are not Contingent Deferred Sales Charges and which are not yet due and payable, must be accounted for by such Fund as a liability in accordance with GAAP).

2.7 ORDER AND PAYMENT PROCESSING. Distributors shall immediately transmit to the Fund's transfer agent ("Transfer Agent") any order to purchase shares of a Series that it receives to the Transfer Agent, and shall immediately pay, or cause to be paid, to the Fund's custodian ("Custodian"), for the Fund's account on behalf of a Series, an amount in cash equal to the net asset value of such shares. Distributors shall accept orders for the purchase of shares of each Series only to the extent of purchase orders actually received and not in excess of such orders. Distributors shall not avail itself of any opportunity of making a profit by expediting or withholding orders.

2.8 PURCHASES FOR OWN ACCOUNT. Distributors shall not purchase shares for its own account for purposes of resale to the public. Distributors, to the extent disclosed in the Prospectus, may purchase such shares for its own investment account at net asset value upon its written assurance to the Fund that the purchase is for investment purposes only and that such shares will not be resold except through redemption by the Fund.

2.9 SALE OF SHARES TO AFFILIATES AND CERTAIN OTHER PERSONS. Distributors may sell shares of each Series at net asset value to certain of its and the Fund's affiliated persons, as well as certain other persons identified in the Prospectus pursuant to the provisions of applicable law, including Rule 22d-1 under the Act, and in accordance with the relevant disclosures made in the Prospectus.

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2.10       SELLING GROUP AGREEMENTS. Distributors may, from time to time, effect offers and sales of the shares of each Series through unaffiliated broker-dealers that are registered under the 1934 Act, that are members of the NASD, and that have entered into an appropriate selling group agreement with Distributors, the form of which agreement shall be approved by the Fund prior to its implementation. Distributors may allow these broker-dealers such commissions or discounts not exceeding the total sales commission set forth in Schedule A, as it shall deem advisable, so long as any such commissions or discounts are set forth in the Fund's Prospectus to the extent required by applicable law.


3.         REDEMPTION OF SERIES SHARES.

3.1 RECEIPT OF REDEMPTION REQUESTS. Distributors shall promptly forward any redemption request that it receives to the Transfer Agent, or its designee, each Business Day.

3.2 CASH REDEMPTIONS. Subject to paragraph 3.3, below, the Fund shall arrange to effect any redemption request for full or fractional shares of each Series in cash at the net asset value per share next computed on each Business Day.

3.3 PAYMENT OF REDEMPTION PROCEEDS. To the extent that Distributors may be deemed to effect any redemption of Fund shares, the Fund shall request that the Transfer Agent or its designee provide for payment of redemption proceeds no later than the third business day after receipt of any redemption request by Distributors, pursuant to paragraph 3.1, above, or by the Fund's Transfer Agent or its designee; provided that the Fund shall not be liable to Distributors in this connection.

3.4 REDEMPTIONS IN KIND. Notwithstanding anything herein to the contrary, subject to compliance with the provisions of Section 18(f) of the Act, the Fund reserves the right to effect all or a portion of a redemption request for shares of each Series by payment in kind of portfolio securities, if the Fund's Board determines that it would be detrimental to the best interests of the shareholders of a Series to make a redemption wholly or partially in cash.

3.5        DELAY IN PAYMENT OF REDEMPTION PROCEEDS; SUSPENSION OF REDEMPTION.
           The Fund, on behalf of each Series, shall have the right to delay the payment of redemption proceeds, and to suspend the redemption of shares of the Series, pursuant to the conditions set forth in the Prospectus.

3.6 CLASS B SHARES. The Fund will pay to Distributors (or its designee or transferee), in addition to fees with respect to Class B shares, any contingent deferred sales charge imposed on repurchases of Class B shares upon the terms and conditions set forth in the then current prospectus of the Fund. Notwithstanding anything to the contrary in this Agreement, Distributors shall be paid such contingent deferred sales charges in respect of Class B shares taken into account in computing Distributors' Allocable Portion of the

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           Distribution Fee notwithstanding Distributors' termination as general distributor of the Class B shares of the Fund or any termination of this Agreement other than in connection with a Complete Termination of the Class B Distribution and Service Plan as in effect on the date of execution of this Agreement. Except as provided in the preceding sentence, the Fund's obligation to remit such contingent deferred sales charges to Distributors shall not be subject to any dispute, offset, counterclaim or defense whatsoever (it being understood that nothing in this sentence shall be deemed a waiver by the Fund of its right separately to pursue any claims it may have against Distributors and to enforce such claims against any assets (other than its right to be paid its Allocable Portion of the Distribution Fee and to be paid the contingent deferred sales charges) of Distributors). The Fund will not waive any contingent deferred sales charge except under the circumstances set forth in the Fund's current prospectus, without the consent of Distributors (or, if rights to payment have been transferred, the transferee).


4.         ALLOCATION OF EXPENSES.

4.1 GENERAL. Except as set forth herein, each Party shall bear all expenses of fulfilling its duties and obligations under this Agreement; provided, however, that Distributors shall bear the expenses attributable to any sales or promotional activity, other than those expenses borne by the Fund pursuant to a Plan of Distribution Pursuant to Rule 12b-1, or any redemption activity that may be deemed to be an activity of Distributors.

4.2 CLASS B SHARES. In consideration of its services as distributor for the Class B shares of the Fund, the Fund shall pay to Distributors (or its designee or transferee) Distributors' Allocable Portion of the Distribution Fee (as defined in the Class B Distribution and Service Plan) in respect of the Class B shares of that Fund. For purposes of this Agreement, the Distributors' "Allocable Portion" of the Distribution Fee shall be 100% of such Distribution Fee unless or until the Fund uses a distributor other than Distributors and thereafter the Allocable Portion shall be the portion of the Distribution Fee attributable to: (i) Class B shares of the Fund (the "Subject Fund") sold by the Distributor ("Commission Shares"); plus
           (ii) Class B shares of the Fund issued in connection with the exchange of Commission Shares of another Fund and or Class B shares of another Fund in the Monument group of Funds; plus (iii) Class B shares of the Fund issued in connection with the reinvestment of dividends and capital gains.

           Distributors' Allocable Portion of the Distribution Fee and the contingent deferred sales charges arising in respect of Class B shares taken into account in computing Distributors' Allocable Portion shall be limited under applicable regulations of the National Association of Securities Dealers, Inc. (the "NASD") as if the Class B shares taken into account in computing Distributors' Allocable Portion themselves constituted a separate class of shares of the Fund.

           The services rendered by Distributor for which Distributors is entitled to receive Distributors' Allocable Portion of the Distribution Fee shall be deemed to have been completed at the time of the initial purchase of the Commission Shares (whether of the Fund or another Fund in the Monument group of Funds) taken into account in computing

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           Distributors' Allocable Portion. Notwithstanding anything to the contrary in this Agreement, Distributors shall be paid its Allocable Portion of the Distribution Fee notwithstanding Distributors' termination as distributor of the Class B shares of the Fund, or any termination of this Agreement other than in connection with a Complete Termination (as defined in the Class B Distribution and Service Plan) of the Class B Distribution and Service Plan as in effect on the date of execution of this Agreement. Except as provided in the preceding sentence, the Fund's obligation to pay the Distribution Fee to Distributors shall be absolute and unconditional and shall not be subject to any dispute, offset, counterclaim or defense whatsoever (it being understood that nothing in this sentence shall be deemed a waiver by the Fund of its right separately to pursue any claims it may have against Distributors and to enforce such claims against any assets (other than its rights to be paid its Allocable Portion of the Distribution Fee and to be paid the contingent deferred sales charges) of Distributors).


5.         MARKETING MATERIALS.

5.1 PREPARATION, PRINTING, AND DISTRIBUTION. Distributors, at its sole cost, shall be responsible for preparing, printing, and distributing, or causing the same to be done, all marketing materials to be used in connection with the offer and sale of the shares of each Series. As used herein, "marketing materials" shall mean any "advertisement" or "sales literature," as those terms are defined in Section 2210(a) of the NASD's Conduct Rules, as amended from time to time, and shall include any so-called "dealer only" materials, as well as any Prospectuses, periodic reports to shareholders ("Reports"), and other materials sent to persons other than the then current shareholders of each Series (except that the Fund shall bear the cost of preparing, printing, and distributing any Prospectuses, Reports, and other materials specified in paragraph 6.3, below).

5.2 FUND APPROVAL. Distributors shall submit definitive copies of all marketing materials to the Fund for its approval, which shall not be unreasonably withheld, at least five (5) business days prior to their first use. The Fund shall be deemed to have granted its approval of such marketing materials unless it objects within such five (5) business day period.

5.3 REGULATORY APPROVALS. Distributors shall, to the extent required, file in a timely manner all marketing materials with the NASD, the Securities and Exchange Commission ("SEC"), or any other regulatory body, as appropriate, and shall obtain any necessary approval of these regulatory bodies of any marketing materials.


6.         NON-MARKETING MATERIALS.

6.1 SHAREHOLDER CORRESPONDENCE. Distributors, at its sole cost, shall be responsible for preparing, printing, and distributing, or causing the same to be done, all correspondence with shareholders in its capacity as principal underwriter, except for correspondence prepared, printed, and distributed by Distributors at the Fund's request.

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           Distributors shall, from time to time, make such correspondence available to the Fund for review upon request.

6.2 CONFIRMATIONS. Distributors, at its sole cost, shall be responsible for preparing, printing, and distributing in a timely manner, or causing the same to be done, confirmations of shareholder transactions required to be delivered to shareholders pursuant to applicable law. Notwithstanding the foregoing, the Fund may retain the services of a transfer agent, which services may include the delivery of confirmations of shareholder transactions.

6.3 PROSPECTUSES, REPORTS, ETC. The Fund, at its sole cost, shall be responsible for preparing, printing, and distributing, or causing the same to be done, all Prospectuses, Reports, proxy materials, and other documents required by applicable law to be provided to shareholders of each Series, and for filing such materials with the NASD, SEC or any other regulatory body, as appropriate, and shall obtain any necessary approval of these regulatory bodies of these materials.

6.4 DISTRIBUTORS' APPROVAL. The Fund shall provide Distributors with definitive copies of all documents enumerated in paragraph 6.3 above for Distributors' prior approval, which shall not be unreasonably withheld, at least five (5) business days prior to their first use. Distributors shall be deemed to have granted its approval of such materials unless it objects within such five (5) business day period.


7.         CONDUCT OF BUSINESS.

7.1 GENERAL. Distributors shall be subject to the direction and control of the Fund in the sale of the shares of each Series. In selling Series shares, Distributors shall comply in all respects with the requirements of all federal and state laws and regulations and the regulations of the NASD, relating to the sale of the shares of each Series. Neither Distributors nor any other person is authorized by the Fund to give any information or to make any representations, other than those contained in the Fund's Registration Statement or Prospectus, and any marketing materials authorized by responsible officers of the Fund.

7.2 INDEPENDENT CONTRACTOR. Distributors shall undertake and discharge its obligations hereunder as an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund or any Series in any way and shall not be deemed to be an employee of the Fund.

7.3 NON-EXCLUSIVE SERVICES. Distributors' services pursuant to this Agreement shall not be deemed to be exclusive, and Distributors may render similar services and act as an underwriter, distributor or dealer for other investment companies in the offering of their shares, consistent with its best efforts obligations to each Series set forth herein.

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7.4        RECORDS. Distributors shall maintain and preserve such records as are necessary or appropriate to record its transactions with the Fund, as required by Section 31(a) of the Act. To the extent required, Distributors shall promptly return to the Fund all records relating to the Fund, free from any claim or retention of rights by Distributors and without charge by Distributors except for its direct expense.


8.         INDEMNIFICATION.

8.1 GENERAL. Distributors shall indemnify and hold harmless the Fund and each of its Trustees and officers (or former Trustees and officers) and each person, if any, who controls the Fund within the meaning of
           Section 15 of the 1933 Act (collectively, "Indemnitees") against any loss, liability, claim, damage, or expense (including the reasonable cost of investigating and defending against the same and any counsel fees reasonably incurred in connection therewith) incurred by any Indemnitee under the 1933 Act or under common law or otherwise, which arise out of or are based upon:

           (a) any untrue or alleged untrue statement of a material fact contained in information furnished to the Fund by Distributors for use in the Fund's Registration Statement, Prospectus, Reports or other documents sent to its shareholders,

           (b) any omission or alleged omission to state a material fact in connection with information furnished to the Fund by Distributors for use in the Fund's Registration Statement, Prospectus, Reports or other documents sent to its shareholders, which fact is required to be stated in any of such documents or necessary to make such information not misleading,

           (c) any misrepresentation or omission or alleged misrepresentation or omission to state a material fact on the part of Distributors or any agent or employee of Distributors or any other person for whose acts Distributors is responsible, unless such misrepresentation or omission or alleged misrepresentation or omission was made in reliance on written information furnished by the Fund, or

           (d) the willful misconduct or failure to exercise reasonable care and diligence on the part of Distributors or any agent or employee of Distributors or any other person for whose acts Distributors is responsible with respect to services rendered under this Agreement. This indemnity provision, however, shall not operate to protect any officer or Director of the Fund from any liability to the Fund or any shareholder by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of his or her duties.

8.2 LIMITATIONS; NOTICE OF CLAIM; ASSUMPTION OF DEFENSE. In case any action shall be brought against any Indemnitee, Distributors shall not be liable under its indemnity agreement contained in paragraph 8.1, above, with respect to any claim made against any Indemnitee, unless the Indemnitee shall have notified Distributors in writing within a reasonable time after the summons or other first legal process giving information

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           of the nature of the claim shall have been served upon the Indemnitee
           (or after the Indemnitee shall have received notice of such service on any designated agent), but failure to notify Distributors of any such claim shall not relieve it from liability to the Indemnitees against whom such action is brought otherwise than on account of paragraph 8.1, above. Distributors shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but if Distributors elects to assume the defense, such defense shall be conducted by counsel chosen by it and satisfactory to the Indemnitees that are defendants in the suit. In the event Distributors elects to assume the defense of any such suit and retain such counsel, the Indemnitees that are defendants in the suit shall bear the fees and expenses of any additional counsel retained by them, but, in case Distributors does not elect to assume the defense of any such suit, Distributors will reimburse the Indemnitees that are defendants in the suit for the reasonable fees and expenses of any counsel retained by them. Distributors shall promptly notify the Fund of the commencement of any litigation or proceedings in connection with the issuance or sales of the Fund's shares.


9.         TERM AND TERMINATION.

9.1 TERM. This Agreement shall become effective upon Distributors' approval for membership in the NASD, and shall remain in force for two years from such date, and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Board of Trustees, or by the vote of a majority of the outstanding voting securities of each Series, cast in person or by proxy, and
           (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, the Board of Trustees may, from time to time, establish a new effective date for the continuance of this Agreement with respect to any Series, provided that such new effective date precedes the then current termination date of this Agreement. Any approval of this Agreement by the holders of a majority of the outstanding voting securities of any Series shall be effective to continue this Agreement with respect to that Series notwithstanding (i) that this Agreement has not been approved by the vote of a majority of the outstanding voting securities of any other Series affected thereby, and (ii) that this Agreement has not been approved by the vote of a majority of the outstanding voting securities of the Fund, unless such approval shall be required by any other applicable law or otherwise.

9.2 TERMINATION. This Agreement may be terminated at any time without the payment of any penalty, by the Board of TrusteesTrustees, by vote of a majority of the outstanding voting securities of a Series, or by Distributors, on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.


10.           DEFINITIONS.

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As used herein the terms "net asset value," "offering price," "investment company," "open-end management investment company," "assignment," "principal underwriter," "interested person," "affiliated person," and "majority of the outstanding voting securities" shall have the meanings set forth in the 1933 Act or the Act, and the rules and regulations thereunder. Nothing herein contained shall require the Fund to take any action contrary to any provision of its Articles of Incorporation, By-Laws, or any applicable statute or regulation.


11.           NOTICES.

Any notice under this Agreement shall be in writing, addressed and delivered, or mailed postage prepaid, to the other party at such address as the other party may designate for the receipt of notices. Until further notice to the other party, it is agreed that the address of both the Fund and Distributors shall be 7920 Norfolk Avenue, Suite 500, Bethesda, Maryland 20814.


12.           SEVERABILITY.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.


13.           CONFIDENTIALITY.

Distributors shall not disclose or use any records or information obtained pursuant to this Agreement, pursuant to its relationship with the Fund, or in the course of discharging its obligations hereunder, in any manner whatsoever except as expressly authorized by this Agreement or in a writing by the Fund, or as expressly required by applicable federal or state regulatory authorities.


14.           APPLICABLE LAW.

This Agreement shall be governed by the laws of the State of Maryland, notwithstanding any conflict of laws provisions thereof, and shall be construed to promote the operation of the Fund as an open-end management investment company.


15.           PARTIES TO COOPERATE.

The Fund and Distributors agree to fully cooperate with each other in assuring compliance under this Agreement with all federal and state laws and regulations.


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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.



MONUMENT SERIES FUND                    MONUMENT DISTRIBUTORS, INC.




By:                                     By:
    -----------------------------            -----------------------------
        David A. Kugler                          David A. Kugler
        President                                President


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                                   SCHEDULE A

                                  JUNE 30, 2000

This Schedule A is an integral part of the Agreement to which it is attached. Capitalized terms used herein have the same meaning as given to them in the Agreement, except as otherwise noted. This Schedule A sets forth the names of the Series covered by the Agreement and the compensation of Distributors for the services rendered with respect thereto.


NAMES OF PORTFOLIOS

Monument Internet Fund
Monument Medical Sciences Fund
Monument Telecommunications Fund
Monument Digital Technology Fund
Monument New Economy Fund


COMPENSATION

For its services rendered pursuant to the Agreement, Distributors shall be entitled to receive, as full compensation therefor, the sales commissions set forth in the Company's Prospectus.

If shares of a Portfolio are tendered to the Fund for redemption or repurchase within seven (7) business days after Distributors' acceptance of the original purchase order for such shares, Distributors shall immediately return to the Fund the full sales commission (net of any allowances to brokers or dealers) allowed to Distributors on the original sale, and shall promptly, upon receipt thereof, pay to the Fund any reallowance from brokers or dealers of the balance of the sales commission reallowed by Distributors. The Fund shall notify Distributors, or cause Distributors to be notified, of such tender for redemption within 10 days of the day on which the Fund receives notice of such tender for redemption.